Exhibit 12.1
                                INTEL CORPORATION
                     STATEMENT SETTING FORTH THE COMPUTATION
                      OF RATIOS OF EARNINGS TO FIXED CHARGES

                                  (in millions)

                                          Six Months Ended
                                       Jun. 28,      Jun. 29,
                                        1997           1996
                                       ----------------------
Income before taxes                    $  5,625      $  2,977

Add fixed charges net of
   capitalized interest                      23            13
                                       --------      --------
Income before taxes and fixed
  charges (net of capitalized
  interest)                            $  5,648      $  2,990
                                       ========      ========

Fixed charges:

Interest                               $     14      $      8

Capitalized interest                          5            17

Estimated interest component
  of rental expense                           9             5
                                       --------      --------
Total fixed charges                    $     28      $     30
                                       ========      ========

Ratio of earnings before taxes and
  fixed charges, to fixed charges           202           100
                                       ========      ========